Ambler, PA June 3, 2005— The following letter was posted today by AmeriQuest (AMQT:pk) on its website (ameriquest-technologies.com):

Dear Ameriquest Shareholder;

Some months ago I personally began the process of trying to restore value to AmeriQuest and its shareholders. The purpose of this letter is to update you with the actions I have taken since the Company last announced that it ceased operations on April 26, 2002. I have been reluctant to communicate earlier without visible progress in restoring the Company to validity.

I am pleased to announce that the Company’s certificate of good standing with the State of Delaware has been reinstated with no interruption in its effective date.

I have also brought up to date the federal tax returns for September 30, 2002, 2003 and 2004. They are ready to be filed pending review by a selected independent accounting firm (interviews with firms are being conducted) authorized to represent and sign off on tax matters for public companies. The latest federal tax return that was filed, and reviewed by the Company’s former accounting firm, was for the year ended September 30, 2001. The net operating loss carry-forward was $27,981,558, reflecting the financial results only through that period. A prospective merger partner may not be able or willing to utilize the NOL and may seek value only in AmeriQuest’s public status and broad shareholder base.

Secured lender debt (bank debt) has been paid down to $0 as a result of sale of all inventory, all fixed assets and collection of receivables, following cessation of operations in 2002. Additionally, all trust fund taxes (payroll and sales) were paid in full.

Upon advice of counsel, the delinquent SEC filings (10Q and 10-K for the quarterly periods from 1/01/02 through 3/31/05) will not be submitted to the SEC at this time. It is recommended that they will be filed when we find a transaction that will benefit AmeriQuest shareholders.

Although we will still have to clear a number of hurdles in the months ahead I remain optimistic that we will be able to successfully find a merger partner.

I am in communication with certain investment bankers and other entities that have expertise in locating appropriate merger partners for AmeriQuest. While these negotiations may be time consuming, they will receive my full attention.

I thank you for your patience and ask for your support and forbearance.

Yours sincerely,

Jon D. Jensen President & CEO
Jonjensen@ameriquest-technologies.com

About AmeriQuest
AmeriQuest Web site:  www.ameriquest-technologies.com

This shareholder letter contains forward-looking statements that involve a number of risks and uncertainties, including statements relating to the Company’s previously announced business strategy and the prospects for its success. These risks and uncertainties include: financial, legal and business challenges which make it more difficult than expected for the Company to return value to its shareholders; and other material adverse changes in the Company’s business. More information about other risks and uncertainties can be found in the Company’s Report on Form 10-K and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001. The Company does not undertake to update forward-looking statements.

-End-